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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                      FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File No. 0-18707
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                                  Specialty Retail Group, Inc.
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                      (Exact name or registrant as specified in its charter)

                  477 Madison Avenue, 14th Floor, New York, New York 10022
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                          Common Stock
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                   (Title of each class of securities covered by this Form)

                                               None
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(ii)   [ ]
             Rule 12g-4(a)(2)(ii)  [ ]                     Rule 15d-6   [ ]
             Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date:

         231 as of June 28 1998 (fiscal year-end) and August 10, 1998
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Specialty Retail Group, Inc. has caused this certification/notice of to be signed on its behalf by the undersigned duly authorized person.


                               Goodkind Labaton Rudoff & Sucharow LLP, Counsel

DATE: August 11, 1998          BY: /s/EDMOND M. COLLER
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                                  Edmond M. Coller, Partner

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.